EXHIBIT D

TERMS AGREEMENT NO. 2628 UNDER

THE STANDARD PROVISIONS

January 11, 2024

International Finance Corporation

2121 Pennsylvania Avenue, N.W.

Washington, D.C. 20433

1

The undersigned agrees to purchase from you (the “Corporation”) the Corporation’s U.S.$50,000,000 4.07 per cent. Notes due July 31, 2028 (the “Notes”) described in the Final Terms, dated as of the date hereof in the form of Annex I hereto (the “Final Terms”) at 9:00 a.m. New York City time on January 16, 2024 (the “Settlement Date”) at an aggregate purchase price of U.S.$50,000,000 (which is 100.000% of the aggregate nominal amount of the Notes) on the terms set forth herein and in the Standard Provisions, dated as of October 11, 2021 (as amended from time to time, the “Standard Provisions”), incorporated herein by reference. In so purchasing the Notes, the undersigned understands and agrees that it is not acting as an agent of the Corporation in the sale of the Notes.

2

When used herein and in the Standard Provisions as so incorporated, the term “Notes” refers to the Notes as defined herein, the term “Time of Sale” refers to January 8, 2024, 5:38 p.m. London time and the term “Dealer” refers to the undersigned. All other terms defined in the Prospectus, the Final Terms relating to the Notes and the Standard Provisions shall have the same meaning when used herein.

3

The Corporation represents and warrants to the undersigned that the representations, warranties and agreements of the Corporation set forth in Clause 2 of the Standard Provisions (with the term “Prospectus” revised to read the “Prospectus as amended and supplemented with respect to Notes at the date hereof”) are true and correct on the date hereof. The Corporation has not committed or earmarked the proceeds of the Notes for lending to, or financing activities with, a specific person or organization.

4

The obligation of the undersigned to purchase Notes hereunder is subject to the accuracy, on the date hereof and on the Settlement Date, of the Corporation’s representations and warranties contained in Clause 2 of the Standard Provisions and to the Corporation’s performance and observance of all applicable covenants and agreements contained therein, in each case with respect to the Notes. The obligation of the undersigned to purchase Notes hereunder is further subject to the receipt by the undersigned of an officer’s certificate of the Corporation substantially in the form referred to in Clause 6(a) of the Standard Provisions, dated as of the Settlement Date.

5

The Corporation agrees that it will issue the Notes and the undersigned agrees to purchase the Notes at the purchase price specified above (being equal to the issue price of 100.000 per cent. of the nominal amount of the Notes).

6

The purchase price specified above will be paid on the Settlement Date by the dealer to Citibank, N.A., as custodian for Cede & Co. as nominee for The Depository Trust Company, for transfer in immediately available funds to an account designated by the Corporation.

7

The Corporation hereby appoints the undersigned as a Dealer under the Standard Provisions solely for the purpose of the issue of Notes to which this Terms Agreement relates. The undersigned accepts such appointment, whereupon it shall be vested, solely with respect to this issue of Notes, with all authority, rights and powers of a Dealer purchasing Notes as principal set out in the Standard Provisions, a copy of which it acknowledges it has received.

8

In consideration of the Corporation appointing the undersigned as a Dealer under the Standard Provisions solely with respect to this issue of Notes, the undersigned hereby undertakes for the benefit of the Corporation, that, in relation to this issue of Notes, it will perform and comply with all of the duties and obligations expressed to be assumed by a Dealer under the Standard Provisions.

9

The undersigned acknowledges that such appointment is limited to this particular issue of Notes and is not for any other issue of Notes of the Corporation and that such appointment will terminate upon issue of the relevant Notes, but without prejudice to any rights (including, without limitation, any indemnification rights), duties or obligations of the undersigned which have arisen prior to such termination.

10	For purposes hereof, the notice details of the undersigned are set out in Schedule I hereto.

All notices and other communications hereunder shall be in writing and shall be transmitted in accordance with Clause 10 of the Standard Provisions.

11

Solely for the purposes of the requirements of 3.2.7R of the FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”) regarding the mutual responsibilities of manufacturers under the UK MiFIR Product Governance Rules:

i.

The Toronto-Dominion Bank (the “UK Manufacturer”) understands the responsibilities conferred upon it under the UK MiFIR Product Governance Rules relating to each of the product approval process, the target market and the proposed distribution channels as applying to the Notes and the related information set out in the Final Terms in connection with the Notes; and

ii.

the Corporation notes the application of the UK MiFIR Product Governance Rules and acknowledges the target market and distribution channels identified as applying to the Notes by the UK Manufacturer and the related information set out in the Final Terms in connection with the Notes.

12	This Terms Agreement shall be governed by and construed in accordance with the laws of New York.

13

This Terms Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such respective counterparts together shall constitute one and the same instrument.

THE TORONTO-DOMINION BANK

By:	/s/ Frances Watson
Name: Frances Watson
Title: Director, Transaction Advisory

CONFIRMED AND ACCEPTED, as of the

date first written above:

INTERNATIONAL FINANCE CORPORATION

By:	/s/Tom Ceusters
Name: Tom Ceusters
Title: Director

SCHEDULE I

Notice Details of the Dealer:

The Toronto-Dominion Bank

60 Threadneedle Street

London, EC2R 8AP

United Kingdom

Tel: +44 20 7628 2262

Email: TransactionAdvisoryGroup@tdsecurities.com

Attention: Head of Syndicate & Origination

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